Exhibit 5.1

Tel-Aviv, April 16, 2007

Check Point Software Technologies Ltd.
3A Jabotinsky Street
Ramat Gan 52520
Israel

Ladies and Gentlemen:

        Check Point Software Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 899,372 of its Ordinary Shares, nominal value NIS 0.01 per share (the “Shares”), available for issuance under the Pointsec Mobile Technologies Inc. 2003 Stock Option Plan, the Pointsec Mobile Technologies Inc. 2005 Stock Option Plan and the Pointsec Mobile Technologies Inc. 2006 Stock Option Plan (the “Plans”).

        As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plans and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ NASCHITZ, BRANDES & CO. Naschitz, Brandes & Co.